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                                                                    Exhibit 21.1
                           Subsidiaries of Registrant


PlanVista Solutions, Inc. (NY)

National Network Services, Inc. (NY)

Quality Medical Administrators, Inc. (NY)

HPS of Delaware LLC (DE)

HPS of Louisiana, Inc. (LA)

HPS of Missouri (MO)

HealthCare Informatics Corporation (DE)

Retail Card L.L.C. (DE)